	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FTI Consulting, Inc.
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES RECORD THIRD QUARTER RESULTS

SEGUIN, Texas, November 2, 2011 – Alamo Group Inc. (NYSE: ALG) today reported record results for the third quarter ended September 30, 2011.

Net sales for the third quarter were $155.1 million compared to net sales of $136.7 million for the same quarter of 2010, an increase of 13%. Net income for the quarter was $10.1 million, or $0.84 per diluted share, versus $8.2 million, or $0.68 per diluted share, for the third quarter of 2010, an increase of 23%. The net sales and net income results represent record levels for Alamo Group as the Company experienced growth in all three segments of its business.

Net sales for the first nine months of 2011 were $456.6 million versus $405.9 million for the comparable period of 2010, an increase of 12%. Net income in the nine month period was $24.6 million, or $2.06 per diluted share, compared to $17.0 million, or $1.43 per diluted share, for the same period in 2010, an increase of 45%. The 2011 nine month results were also a record for Alamo Group.

Included in the results is the effect of reclassification of freight revenue. Freight billed to customers had previously been recorded as a reduction in cost of sales and has since been reclassified to sales. This change resulted in an increase in third quarter net sales of $4.5 million in 2011 and $4.4 million in 2010. For the nine month period this change resulted in an increase in net sales of $12.3 million in 2011 and $10.9 million in 2010. There was no impact on reported earnings in any period.

Alamo Group's North American Industrial Division net sales for the third quarter of 2011 were $57.0 million, an increase of 19% compared to net sales of $48.0 million in the prior year's third quarter. For the nine month period, net sales in the Division were $165.3 million versus $144.7 million in 2010, an increase of 14%. These increases were the result of stronger demand from governmental entities for the replacement of right of way maintenance equipment despite ongoing budget constraints.

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ALAMO GROUP ANNOUNCES 2011 THIRD QUARTER RESULTS

The Company's North American Agricultural Division net sales were $55.3 million in the third quarter of 2011, an increase of 7% compared to net sales of $51.6 million in the previous year. For the nine month period, net sales were $160.5 million versus $140.3 million in the same period of 2010, an increase of 14%. These results reflect continued strength in the global agricultural sector.

Third quarter net sales in Alamo Group's European Division were $42.8 million, an increase of 15% compared to the net sales of $37.1 million for the same period in 2010. For the first three quarters for 2011, net sales were $130.8 million versus $120.9 million in the prior year period, an increase of 8%. These results, while improving, remain below levels achieved in previous years as the Company continues to cope with general economic weakness throughout Europe.

Ron Robinson, Alamo Group's President and Chief Executive Officer, commented, “Alamo continues to perform well in 2011 despite ongoing economic difficulties affecting many of the markets we serve. The increase in sales performance across each of our divisions reflects the determined efforts of our dedicated people. As has been the case for the past several quarters, we were able to leverage our sales growth into ever greater growth in earnings due to a persistent focus on cost control.”

“Our agricultural equipment continues to benefit from the overall strength in the global farming sector and we believe these conditions are likely to continue for the next several years as demand for food products seems to be outpacing supply. This demand has helped Alamo's agricultural business in both North America and Europe.”

“The Company's governmental business has also shown considerable strength despite continued pressure on spending at all levels across most of the major markets Alamo serves. In the U.S., results were particularly strong as we believe reduced levels of purchases in the last few years has resulted in increased demand for spare parts and a growing need to replace aging equipment. This has been particularly true for our Alamo Industrial, Tiger, Schulte and Gradall products. The same holds true for many of our European markets, though they have continued to lag our U.S. markets both going into this downturn and coming out as well. In Europe, Alamo's bright spot has been our U.K. operations, which have continued to outperform our other European markets, more so due to our internal efforts than market conditions.”

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ALAMO GROUP ANNOUNCES 2011 THIRD QUARTER RESULTS

“While we are pleased with our performance in 2011, we remain cautious regarding the weak overall economic conditions and the continued lack of forward visibility in most of our markets. That said, we believe we are well structured to prosper in this environment and will continue to execute on our strategy of further developing our product lines while at the same time continuing to drive operational improvement within the business. We have seen the benefits of this strategy in recent years and, as a result, continue to be optimistic about the outlook for our Company.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services. The Company, founded in 1969, had approximately 2,400 employees and operates eighteen plants in North America and Europe as of September 30, 2011. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release may contain non-GAAP financial measures. These measures, if included, are to help facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management's opinion. Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.

(Tables Follow)

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ALAMO GROUP REPORTS 2011 THIRD QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	9/30/2011	9/30/2010	9/30/2011	9/30/2010
North American
Industrial	$56,965	$48,033	$165,319	$144,702
Agricultural	55,301	51,571	160,510	140,295
European	42,791	37,069	130,767	120,898
Total Sales	155,057	136,673	456,596	405,895

Cost of sales	117,834	104,283	350,081	316,689
Gross margin	37,223	32,390	106,515	89,206
	24.0%	23.7%	23.3%	22.0%

Operating Expenses	22,762	21,273	69,007	64,296
Income from Operations	14,461	11,117	37,508	24,910
	9.3%	8.1%	8.2%	6.1%

Interest Expense	(506)	(888)	(1,715)	(3,162)
Interest Income	32	418	156	1,535
Other Income (Expense)	817	112	595	77

Income before income taxes	14,804	10,759	36,544	23,360
Provision for income taxes	4,748	2,609	11,907	6,347

Net Income	$10,056	$8,150	$24,637	$17,013

Net income per common share:

Basic	$0.85	$0.69	$2.08	$1.45

Diluted	$0.84	$0.68	$2.06	$1.43

Average common shares:
Basic	11,857,000	11,803,000	11,845,000	11,769,000

Diluted	11,947,000	11,906,000	11,964,000	11,874,000

Summary Balance Sheet Data

	9/30/2011	12/31/2010	9/30/2010
Receivables	148,285	127,388	129,019
Inventories	116,137	99,304	104,586
Current Liabilities	80,798	79,189	83,216
Long Term Debt	30,777	23,106	23,122
Equity	274,534	253,260	250,311